Exhibit 99.1

[Electromed Letterhead]

November 5, 2012

Dear Shareholder,

I am writing to you in my role as the interim Chief Executive Officer of Electromed, Inc., having served in that capacity since the retirement of Robert D. Hansen in May 2012. I want to take this opportunity to address the current state of the Company and our plans for the growth of Electromed going forward.

The Board of Directors and I are as disappointed in the performance of our stock as you are. We firmly believe that the price should respond to positive developments in the financial and operational performance of our Company. In the past several months, we have added to the strength of our sales and marketing team by hiring a new Director of Sales and Director of Marketing, which, for the first time, brings strategic responsibility for marketing in-house. Our objective in doing so is to provide strong leadership, robust sales training, and enhanced marketing collateral in order to grow sales. We also plan to expand our sales force in key U.S. markets in order to reach more physicians effectively. We continue to implement enhancements to further differentiate our products and better meet customer needs. Internally, we are creating efficiencies within our organization to better align expenses with demand and increase margins. All these efforts are designed to achieve higher levels of profitability.

We are confident that we are building a scalable business model that we believe will sustain growth and increase profitability in the long run. By focusing our efforts on revenue growth and converting that to earnings growth, we will continue to create shareholder value.

Our Annual Shareholder Meeting will be held at the reimbursement building of our headquarters in New Prague. I look forward to talking with you then.

Best regards,

/s/ James J. Cassidy

James J. Cassidy, Ph.D.

Interim Chief Executive Officer

Cautionary Statements

Certain statements found in this letter may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this letter include the Company’s plans and expectations regarding future stock price performance, financial and operational performance, expansion of sales force, and growth and profitability expectations. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this letter.